Filed Pursuant to Rule 424(b)(3)
Registration No. 333-280494
PROSPECTUS
COREBRIDGE FINANCIAL, INC.
Offer to Exchange
$500,000,000 Outstanding 6.050% Senior Notes due 2033
for
$500,000,000 Registered 6.050% Senior Notes due 2033

Corebridge Financial, Inc. is offering to exchange (the “Exchange Offer”) $500,000,000 aggregate principal amount of its outstanding 6.050% Senior Notes due 2033 (the “Old Notes”) for a like principal amount of registered 6.050% Senior Notes due 2033 (the “New Notes” and, together with the Old Notes, the “Notes”).
The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act of 1933, as amended (the “Securities Act”), and will not contain restrictions on transfer or provisions relating to additional interest, will bear different CUSIP numbers from the Old Notes, will not entitle their holders to registration rights and will have a different initial interest payment date.
No public market currently exists for the Old Notes or the New Notes.
The Exchange Offer will expire at 5:00 p.m., New York City time, on August 12, 2024 (the “Expiration Date”) unless we extend the Expiration Date. You should read the section called “The Exchange Offer” for further information on how to exchange your Old Notes for New Notes.
See “Risk Factors” beginning on page 10 for a discussion of risk factors that you should consider prior to tendering your Old Notes in the Exchange Offer and risk factors related to ownership of the Notes.
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the Expiration Date, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”
Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 15, 2024.

As used in this prospectus, the term “Corebridge Parent” means Corebridge Financial, Inc., a Delaware corporation, and the terms “Corebridge,” “we,” “us,” “our” or the “Company” means Corebridge Parent and its subsidiaries, unless the context refers to Corebridge Parent only.
We have not authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. Also, you should not assume that there has been no change in the affairs of Corebridge Financial, Inc. and its subsidiaries since the date of this prospectus.
For additional information regarding the availability of this prospectus and other information available upon request, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If you would like to request copies of these documents, please do so by August 6, 2024 (which is five business days before the scheduled expiration of the Exchange Offer) in order to receive them before the expiration of the Exchange Offer.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION
This prospectus and the documents incorporated or deemed to be incorporated by reference herein contain forward-looking statements and cautionary statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “targets,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents incorporated by reference herein and include, without limitation, statements regarding our intentions, beliefs, assumptions or current plans and expectations concerning, among other things, financial position and future financial condition; results of operations; expected operating and non-operating relationships; ability to meet debt service obligations and financing plans; product sales; distribution channels; retention of business; investment yields and spreads; investment portfolio and ability to manage asset-liability cash flows; financial goals and targets; prospects; growth strategies or expectations; laws and regulations; customer retention; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; the impact of our separation from American International Group (“AIG”); geopolitical events, including the ongoing armed conflicts between Ukraine and Russia and in the Middle East; and the impact of prevailing capital markets and economic conditions.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein. In addition, even if our results of operations, financial condition, liquidity and cash flows, and the development of the markets in which we operate, are consistent with the forward-looking statements contained in this prospectus and the documents incorporated or deemed to be incorporated by reference herein, those results or developments may not be indicative of results or developments in subsequent periods. A number of important factors, including, without limitation, the risks and uncertainties discussed in “Risk Factors” in this prospectus, and in the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”), could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation:
•changes in interest rates and changes to credit spreads,
•the deterioration of economic conditions, an economic slowdown or recession, changes in market conditions, weakening in capital markets, volatility in equity markets, inflationary pressures, pressures on the commercial real estate market, uncertainty regarding a potential U.S. federal government shutdown, and geopolitical tensions, including the ongoing armed conflicts between Ukraine and Russia and in the Middle East;
•the unpredictability of the amount and timing of insurance liability claims;
•unavailable, uneconomical or inadequate reinsurance or recaptures of reinsured liabilities;
•uncertainty and unpredictability related to our reinsurance agreements with Fortitude Reinsurance Company Ltd. (“Fortitude Re”) and its performance of its obligations under these agreements;
•our limited ability to access funds from our subsidiaries;
•our ability to incur indebtedness, our potential inability to refinance all or a portion of our indebtedness or our ability to obtain additional financing on favorable terms or at all;
•our inability to generate cash to meet our needs due to the illiquidity of some of our investments;
v

•the inaccuracy of the methodologies, estimations and assumptions underlying our valuation of investments and derivatives;
•a downgrade in our Insurer Financial Strength ratings or credit ratings;
•exposure to credit risk due to non-performance or defaults by our counterparties or our use of derivative instruments to hedge market risks associated with our liabilities;
•our ability to adequately assess risks and estimate losses related to the pricing of our products;
•the failure of third parties that we rely upon to provide and adequately perform certain business, operations, investment advisory, functional support and administrative services on our behalf;
•the impact of risks associated with our arrangement with Blackstone ISG-I Advisors LLC (“Blackstone IM”), BlackRock Financial Management, Inc. (“BlackRock”) or any other asset manager we retain, including their historical performance not being indicative of the future results of our investment portfolio and the exclusivity of certain arrangements with Blackstone IM;
•the impact of risks associated with the closing of the Nippon Transaction (as defined in “Prospectus Summary—Recent Developments”);
•our inability to maintain the availability of critical technology systems and the confidentiality of our data, including challenges associated with a variety of privacy and information security laws;
•the ineffectiveness of our risk management policies and procedures;
•significant legal, governmental or regulatory proceedings;
•the intense competition we face in each of our business lines and the technological changes, including the use of artificial intelligence, that may present new and intensified challenges to our business;
•catastrophes, including those associated with climate change and pandemics;
•business or asset acquisitions and dispositions that may expose us to certain risks;
•our ability to protect our intellectual property;
•our ability to compete effectively in a heavily regulated industry in light of new domestic or international laws and regulations or new interpretations of current laws and regulations;
•impact on sales of our products and taxation of our operations due to changes in U.S. federal income or other tax laws or the interpretation of tax laws;
•the ineffectiveness of our productivity improvement initiatives in yielding our expected expense reductions and improvements in operational and organizational efficiency;
•recognition of an impairment of our goodwill or the establishment of an additional valuation allowance against our deferred income tax assets as a result of our business lines underperforming or their estimated fair values declining;
•differences between actual experience and the estimates used in the preparation of financial statements and modeled results used in various areas of our business;
•our inability to attract and retain key employees and highly skilled people needed to support our business;
•our failure to replicate or replace functions, systems and infrastructure provided by AIG (including through shared service contracts) or our loss of benefits from AIG’s global contracts, and AIG’s failure to perform the services provided for in the transition services agreement entered into between us and AIG on September 14, 2022;

•the significant influence that AIG has over us and conflicts of interests arising due to such relationship;
•the indemnification obligations we have to AIG;
•potentially higher U.S. federal income taxes due to our inability to file a single U.S. consolidated federal income tax return for five years following our initial public offering and our separation from AIG causing an “ownership change” for U.S. federal income tax purposes;
•risks associated with the tax matters agreement entered into with AIG on September 14, 2022 and our potential liability for U.S. income taxes of the entire U.S. federal income tax group of which AIG is the common parent for all taxable years or portions thereof in which we (or our subsidiaries) were members of such group;
•the risk that anti-takeover provisions could discourage, delay, or prevent our change in control, even if the change in control would be beneficial to our shareholders; and
•challenges related to compliance with applicable laws incident to being a public company, which is expensive and time-consuming.
Other risks, uncertainties and factors, including those discussed in “Risk Factors,” could cause our actual results to differ materially from those projected in any forward-looking statements we make. You should read carefully the factors described in “Risk Factors,” and in the section captioned “Risk Factors” in our 2023 Form 10-K and the other reports filed with the SEC incorporated by reference into this prospectus to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements.
You should read this prospectus and the documents incorporated by reference herein, completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this prospectus, and we do not undertake any obligation to update or revise any forward-looking statements to reflect the occurrence of events, unanticipated or otherwise, other than as may be required by law.

PROSPECTUS SUMMARY
The following summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before deciding whether to exchange Old Notes for New Notes. You should carefully read the entire prospectus and the documents incorporated by reference herein, including “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Information” in this prospectus, and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements included in our 2023 Form 10-K, before deciding whether to exchange Old Notes for New Notes.
Our Company
We are one of the largest providers of retirement solutions and insurance products in the United States, committed to helping individuals plan, save for and achieve secure financial futures. Our addressable markets are large, with powerful, long-term secular trends given an aging U.S. population and a growing need for retirement solutions. We offer a broad set of products and services through our market-leading Individual Retirement, Group Retirement, Life Insurance and Institutional Markets businesses, each of which features capabilities and industry experience we believe are difficult to replicate. These four businesses collectively seek to enhance stockholder returns while maintaining our attractive risk profile, which has historically resulted in consistent and strong cash flow generation.
Corebridge Parent is a Delaware corporation. Our principal executive offices are located at 2919 Allen Parkway, Woodson Tower, Houston, Texas 77019, and our telephone number is (877) 375-2422. We maintain a public website at https://www.corebridgefinancial.com. The information contained on or connected to our website is not a part of this prospectus, and you should not rely on any such information in making your decision whether to exchange Old Notes for New Notes.
Recent Developments
Nippon Transaction
On May 16, 2024, Corebridge Parent entered into a stock purchase agreement (the “Purchase Agreement”) by and among Corebridge Parent, AIG and Nippon Life Insurance Company (“Nippon”) pursuant to which AIG agreed to sell 121,956,256 shares of our common stock (the “Nippon Transaction”), representing approximately 20% of our issued and outstanding common stock as of May 16, 2024, to Nippon, subject to certain closing conditions, including the receipt of regulatory approvals.
Pursuant to the Purchase Agreement, Corebridge Parent has agreed to enter into a stockholder’s agreement (the “Stockholder’s Agreement”) by and between Corebridge Parent and Nippon at the closing of the Nippon Transaction. The Stockholder’s Agreement will provide for, among other things, the grant to Nippon of certain board, board observer and committee designation rights and a standstill restriction on Nippon. Following the closing of the Nippon Transaction, AIG has agreed to assign and transfer its rights and obligations under the registration rights agreement, dated September 14, 2022, between AIG and Corebridge Parent, to Nippon with respect to the shares of our common stock purchased by Nippon.
On May 16, 2024, in connection with the execution of the Purchase Agreement, Corebridge Parent entered into an amendment with AIG to the Separation Agreement, dated as of September 14, 2022, (the “Original Separation Agreement”), pursuant to which the we and AIG agreed to certain changes with respect to AIG’s board designation rights and AIG’s right to consent over certain actions by the Company, as set forth in the Original Separation Agreement.
For more information, see our Current Report on Form 8-K filed with the SEC on May 16, 2024 and incorporated by reference into this prospectus.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Notes
On September 15, 2023, Corebridge Parent issued and privately placed $500,000,000 aggregate principal amount of 6.050% Senior Notes due 2033 pursuant to exemptions from the registration requirements of the Securities Act. The initial purchasers for the Notes were Citigroup Global Markets Inc., J.P. Morgan Securities LLC, BNP Paribas Securities Corp., BofA Securities, Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, PNC Capital Markets LLC, Wells Fargo Securities, LLC, Barclays Capital Inc., KeyBanc Capital Markets, Inc., Mizuho Securities USA LLC, RBC Capital Markets, LLC, and Truist Securities, Inc. (collectively, the “Initial Purchasers”).
When we use the term “Old Notes” in this prospectus, we mean the 6.050% Senior Notes due 2033 that were privately placed with the Initial Purchasers on September 15, 2023, and were not registered with the SEC. When we use the term “New Notes” in this prospectus, we mean the 6.050% Senior Notes due 2033 registered with the SEC and offered hereby in exchange for the Old Notes. When we use the term “Notes” in this prospectus, the related discussion applies to both the Old Notes and the New Notes.
The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and will not be subject to restrictions on transfer or contain provisions relating to additional interest, will bear a different CUSIP number and ISIN than the Old Notes, will not entitle their holders to registration rights, will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes and will have a different initial interest payment date.
The CUSIP number for the Old Notes is 21871XAQ2 (Rule 144A) and U20256AH3 (Regulation S). The ISIN for the Old Notes is US21871XAQ25 (Rule 144A) and USU20256AH37 (Regulation S). The CUSIP number for the New Notes is 21871XAR0 and the ISIN for the New Notes is US21871XAR08.

The Exchange Offer	You may exchange Old Notes for a like principal amount of New Notes. The consummation of the Exchange Offer is not conditioned upon any minimum or maximum aggregate principal amount of Old Notes being tendered for exchange.

Resale of New Notes
We believe the New Notes that will be issued in the Exchange Offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. You should read the discussions under “The Exchange Offer” and “Plan of Distribution” for further information regarding the exchange offer and resale of the New Notes.

Registration Rights Agreements
We have undertaken the Exchange Offer pursuant to the terms of the Registration Rights Agreement we entered into with the Initial Purchasers, dated September 15, 2023 (the “Registration Rights Agreement”).
Pursuant to the Registration Rights Agreement, we agreed to use our reasonable best efforts to consummate an exchange offer for the Old Notes pursuant to an effective registration statement or to cause resales of the Old Notes to be registered. We have filed this registration statement to meet our obligations under the Registration Rights Agreement. If we fail to satisfy certain obligations under the Registration Rights Agreement, we are required to pay additional interest to holders of the Old Notes under specified circumstances. See “Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange the Old Notes
You will continue to hold Old Notes that remain subject to their existing transfer restrictions if:
•you do not tender your Old Notes; or
•you tender your Old Notes and they are not accepted for exchange.
We will have no obligation to register the Old Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes.”

Expiration Date
The Exchange Offer will expire at 5:00 p.m., New York City time, on August 12, 2024 (the “Expiration Date”), unless we extend it, in which case Expiration Date means the latest date and time to which the Exchange Offer is extended.

Interest on the New Notes	The New Notes will accrue interest from the most recent date to which interest has been paid or provided for on the Old Notes.

Conditions to the Exchange Offer
The Exchange Offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue any New Notes in exchange for, any Old Notes, and we may terminate or amend the Exchange Offer if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC. The foregoing conditions are for our sole benefit and may be waived by us at any time. In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to:
•the registration statement of which this prospectus constitutes a part; or
•the qualification of the Indenture (as defined under “Description of the Notes”) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).
See “The Exchange Offer—Conditions to the Exchange Offer.” We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events. If we make a material change to the terms of the Exchange Offer, we will, to the extent required by law, disseminate additional offer materials and will extend the Exchange Offer.

Procedures for Tendering Old Notes
If you wish to accept the Exchange Offer, you must tender your Old Notes and do the following on or prior to the Expiration Date, unless you follow the procedures described under “The Exchange Offer—Guaranteed Delivery Procedures”:
•if Old Notes are tendered in accordance with the book-entry procedures described under “The Exchange Offer—Book-Entry Transfer,” transmit an Agent’s Message to the Exchange Agent through the Automated Tender Offer Program (“ATOP”) of The Depository Trust Company (“DTC”), or
•transmit a properly completed and duly executed letter of transmittal to the Exchange Agent, including all other documents required by the letter of transmittal.
See “The Exchange Offer—Procedures for Tendering Old Notes.”

Guaranteed Delivery Procedures
If you wish to tender your Old Notes, but cannot properly do so prior to the Expiration Date, you may tender your Old Notes according to the guaranteed delivery procedures set forth under “The Exchange Offer—Guaranteed Delivery Procedures.”

Withdrawal Rights
Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Old Notes, a notice of withdrawal must be actually received by the Exchange Agent at its address set forth in “The Exchange Offer—Exchange Agent” prior to 5:00 p.m., New York City time, on the Expiration Date. See “The Exchange Offer—Withdrawal Rights.”

Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered promptly after such acceptance. See “The Exchange Offer—Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes under the Exchange Offer.

Certain U.S. Federal Income Tax Considerations	We believe that the exchange of the Old Notes for the New Notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon is serving as the Exchange Agent (the “Exchange Agent”).

SUMMARY OF THE TERMS OF THE NOTES
The terms of the New Notes offered in the Exchange Offer are identical in all material respects to the Old Notes, except that the New Notes:
•are registered under the Securities Act and therefore will not be subject to restrictions on transfer;
•will not be subject to provisions relating to additional interest;
•will bear a different CUSIP number and ISIN;
•will not entitle their holders to registration rights; and
•will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the Old Notes.
The following summary contains basic information about the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more detailed description of the Notes, please refer to the section entitled “Description of the Notes” in this prospectus.

Issuer	Corebridge Financial, Inc.

Notes Offered	$500,000,000 aggregate principal amount of 6.050% Senior Notes due 2033.

Maturity Date	The Notes will mature on September 15, 2033.

Interest	Interest on the Notes will accrue at a rate of 6.050% per year.

Interest Payment Dates	Corebridge Parent will pay interest on the New Notes semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2024.

Ranking	The Notes are senior unsecured obligations of Corebridge Parent and rank equally with all of Corebridge Parent’s other existing and future senior unsecured indebtedness, including drawings or indebtedness incurred under Corebridge Parent’s credit facilities and Corebridge Parent’s (i) $1,000,000,000 aggregate principal amount of 3.500% Senior Notes due 2025, (ii) $1,250,000,000 aggregate principal amount of 3.650% Senior Notes due 2027, (iii) $1,000,000,000 aggregate principal amount of 3.850% Senior Notes due 2029, (iv) $1,500,000,000 aggregate principal amount of 3.900% Senior Notes due 2032, (v) $750,000,000 aggregate principal amount of 5.750% Senior Notes due 2034, (vi) $500,000,000 aggregate principal amount of 4.350% Senior Notes due 2042, and (vii) $1,250,000,000 aggregate principal amount of 4.400% Senior Notes due 2052 (together, the “Existing Notes”). See “Risk Factors—The Notes are effectively subordinated to any future secured debt of Corebridge Parent and its subsidiaries.” The Notes rank senior to Corebridge Parent’s $1,000,000,000 aggregate principal amount of 6.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due 2052 (the “Hybrid Notes”).

In addition, the Notes are structurally subordinated to all future and existing obligations of Corebridge Parent’s subsidiaries (including liabilities to policyholders and contract holders), which are significant. See “Risk Factors—The Notes are structurally subordinated to the debt and other liabilities of Corebridge Parent’s subsidiaries (including liabilities to policyholders and contract holders), which means that creditors of Corebridge Parent’s subsidiaries will be paid from these subsidiaries’ assets before holders of the Notes would have any claims to those assets.”

Further Issuances	Corebridge Parent may, from time to time, without notice to or the consent of the existing holders of the Notes, increase the principal amount of the Notes by issuing additional notes on the same terms and conditions. Any additional notes shall be issued under a separate CUSIP or ISIN number, unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes.

Covenants
The terms of the Notes and the Indenture governing the Notes contain covenants that restrict our ability and the ability of certain of our subsidiaries, with specified exceptions, to:
•directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for “borrowed money” (other than non-recourse indebtedness) which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future voting stock of a Designated Subsidiary (as defined below) unless the Notes and, if Corebridge Parent so elects, any of its other indebtedness ranking at least pari passu with the Notes, are secured equally and ratably with (or prior to) such other secured indebtedness so long as such indebtedness is so secured;
•sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary (as defined below); provided that, among other things, a sale or other disposition of any shares of such capital stock for at least fair market value will be permitted; and
•merge with or into or consolidate with another entity or sell, convey, lease or otherwise transfer all or substantially all of Corebridge Parent’s assets to any other entity other than one of its direct or indirect wholly-owned subsidiaries.

For the purposes of these covenants, the Designated Subsidiaries are American General Life Insurance Company (“AGL”) and The Variable Annuity Life Insurance Company (“VALIC”), any successor to substantially all of the business of AGL and VALIC that is also a direct or indirect subsidiary of Corebridge Parent, or any entity (other than Corebridge Parent) having direct or indirect control of AGL and VALIC or any such successor (each, a “Designated Subsidiary”). Other than these covenants, the terms of the Notes contain limited protections for holders of the Notes. In particular, the Notes will not place any restrictions on Corebridge Parent or its subsidiaries’ ability to:
•engage in a change of control transaction;
•subject to the covenant discussed under “Description of the Notes—Limitation on Liens Covenant,” issue secured debt or secure existing unsecured debt;
•issue unsecured debt securities or otherwise incur additional unsecured indebtedness or other obligations;
•purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;
•subject to the covenant discussed under “Description of the Notes—Limitations on Dispositions of Stock of Certain Subsidiaries,” sell assets, except in a sale of all or substantially all of the Company’s assets;
•pay dividends;
•enter into transactions with related parties; or
•conduct other similar transactions that may adversely affect the holders of the Notes.

Optional Redemption
Prior to June 15, 2033 (three months prior to the maturity date of the Notes) (the “Par Call Date”), Corebridge Parent may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of the Notes—Optional Redemption”) plus 30 basis points less (b) interest accrued under the Notes to be redeemed to the date of redemption; and
•100% of the principal amount of the Notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date as described under “Description of the Notes—Optional Redemption.”
On or after the Par Call Date, Corebridge Parent may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
In addition, we may at any time purchase the Notes by tender, in the open market or by private agreement, subject to applicable law.

Governing Law	The Notes are governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon.

Registrar and Paying Agent	The Bank of New York Mellon.

Risk Factors	Prior to tendering Old Notes in the Exchange Offer, holders thereof should carefully consider, along with the other information included in this prospectus and in the documents incorporated or deemed to be incorporated by reference herein, the specific factors set forth under “Risk Factors” for risks related to the exchange offer and to ownership of the Notes.

RISK FACTORS
Investing in our Notes involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties included in or incorporated by reference in this prospectus, including in the section captioned “Risk Factors” in our 2023 Form 10-K. The risks described in this prospectus and in the documents incorporated or deemed to be incorporated by reference herein, are not the only ones facing us. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks and uncertainties described in this prospectus and the risk factors and other information in our filings with the SEC incorporated by reference herein or incorporated or deemed to be incorporated by reference herein. See “Special Note Regarding Forward-Looking Statements and Information,” “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” below.
Risks Relating to the Notes and the Exchange Offer
We intend to return capital to stockholders in an amount equal to 60-65% of AATOI, which could negatively affect our ability to meet our future obligations, including payments of principal and interest on the Notes.
Corebridge Parent intends to return capital to stockholders in an amount equal to 60%–65% of AATOI, which could negatively affect its ability to meet its future obligations, including payments of principal and interest on the Notes and its other indebtedness. Corebridge Parent has paid and intends to continue paying cash dividends on its common stock and has authorized a share repurchase program and repurchased shares of its common stock, and may consider additional share repurchase programs to supplement its dividend policy, each depending on market conditions and subject to approval by the Board of Directors of Corebridge Financial, Inc. (the “Board”). There are no covenants under the Indenture governing the Notes limiting Corebridge Parent’s ability to pay dividends or engage in repurchases of its common stock. The use of a portion of Corebridge Parent’s capital for purposes of paying dividends, making other distributions to its stockholders or repurchasing shares of its common stock would reduce the amount of cash available to repay its indebtedness, including payments of principal and interest on the Notes. See “—The terms of the Indenture and the Notes provide only limited protection against significant events that could adversely impact your investment in the Notes.”
The terms of the Indenture and the Notes provide only limited protection against significant events that could adversely impact your investment in the Notes.
The Indenture and the terms of the Notes do not:
•require Corebridge Parent to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity;
•limit Corebridge Parent’s ability to incur indebtedness or other obligations that are equal or senior in right of payment to the Notes;
•restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness or other obligations that would be senior to Corebridge Parent’s equity interests in its subsidiaries and therefore rank effectively senior to the Notes with respect to the assets of its subsidiaries;
•restrict Corebridge Parent’s ability to repurchase or prepay any of its securities or other indebtedness;
•restrict Corebridge Parent’s ability to make investments or to repurchase, or pay dividends or make other payments in respect of, its common stock or other securities ranking equal to or junior to the Notes;
•subject to the covenant discussed under “Description of the Notes—Limitations on Dispositions of Stock of Certain Subsidiaries,” restrict Corebridge Parent’s or our subsidiaries’ ability to engage in a change of control transaction;

•subject to the covenant discussed under “Description of the Notes—Limitation on Liens Covenant,” restrict Corebridge Parent’s ability to issue secured debt or secure existing unsecured debt;
•subject to the covenant discussed under “Description of the Notes—Limitations on Dispositions of Stock of Certain Subsidiaries,” restrict Corebridge Parent’s or our subsidiaries’ ability to sell assets, except in a sale of all or substantially all of Corebridge Parent’s assets;
•subject to the covenant discussed under “Description of the Notes—Limitation on Liens Covenant,” restrict Corebridge Parent’s ability to create liens on its property for any purpose;
•restrict Corebridge Parent’s ability to enter into transactions with related parties;
•restrict Corebridge Parent’s ability to conduct other similar transactions that may adversely affect the holders of the Notes; or
•provide for any adjustment to the interest rate on the Notes in the event Corebridge Parent’s credit rating is downgraded.
While the Indenture and the Notes contain terms intended to provide protection to holders of the Notes upon the occurrence of certain events involving significant corporate transactions, such terms are limited and may not be sufficient to protect your investment in the Notes. See “Description of the Notes.”
The Indenture will not limit the amount of indebtedness that Corebridge Parent or its subsidiaries may incur.
Corebridge Parent will not be, and none of its subsidiaries will be, restricted from incurring additional indebtedness or other liabilities, including issuing additional notes, under the Indenture except for certain limitations on its ability to incur indebtedness that is secured by a lien on the shares of capital stock of a Designated Subsidiary (as defined under the heading “Description of the Notes”). Corebridge Parent expects that it or its subsidiaries will from time to time incur additional indebtedness and other liabilities. In addition, the Indenture will not restrict Corebridge Parent or its subsidiaries from paying dividends on or issuing or repurchasing its or their securities. If Corebridge Parent or any of its subsidiaries incurs additional indebtedness or liabilities or undergoes a recapitalization, Corebridge Parent’s ability to pay its obligations on the Notes could be materially and adversely affected.
The Notes are structurally subordinated to the debt and other liabilities of Corebridge Parent’s subsidiaries (including liabilities to policyholders and contract holders), which means that creditors of Corebridge Parent’s subsidiaries will be paid from these subsidiaries’ assets before holders of the Notes would have any claims to those assets.
Corebridge Parent is a holding company and has no direct operations. Corebridge Parent conducts substantially all of its business operations through its subsidiaries, meaning it derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, Corebridge Parent’s ability to meet its obligations on the Notes and its other debt obligations depends on its ability to receive distributions from these subsidiaries.
The Notes are not guaranteed by any of Corebridge Parent’s subsidiaries. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on Corebridge Parent’s debt securities, including the Notes, or to provide Corebridge Parent with funds to satisfy its payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the Notes are structurally subordinated to all existing and future indebtedness, other liabilities (including liabilities to policyholders and contract holders) and preferred equity of Corebridge Parent’s subsidiaries, which means that creditors and preferred equity holders of the subsidiaries will be paid from the subsidiaries’ assets before holders of the Notes would have any claims to those assets. As of March 31, 2024, Corebridge Parent’s subsidiaries had consolidated indebtedness of approximately $2.9 billion (inclusive of $2.5 billion of debt of consolidated investment entities) and its insurance subsidiaries had approximately $317 billion in policyholders’ and contract holders’ liabilities (calculated as the sum of Future policy benefits for life and accident and health insurance contracts, Policyholder contract deposits and Separate Account liabilities, exclusive of amounts held-for-sale), all of which are effectively ranked senior to the Notes.
In addition, the payment of dividends and other distributions by Corebridge Parent’s insurance subsidiaries is regulated by various insurance laws and regulations. In general, dividends in excess of prescribed limits require insurance regulatory approval, and insurance regulators may prohibit the payment of dividends or other payments by insurance subsidiaries if they determine that the payment could be adverse to the interests of Corebridge Parent’s policyholders. Therefore, there can be no assurances that Corebridge Parent’s insurance subsidiaries will be able to pay it dividends or other distributions, which may impact its ability to meet its obligations.
The Notes are effectively subordinated to any future secured debt of Corebridge Parent and its subsidiaries.
The Notes are Corebridge Parent’s senior unsecured obligations and rank equally in right of payment with all of its existing and future senior unsecured indebtedness, including the Existing Notes. The Notes are effectively subordinated to any secured indebtedness of Corebridge Parent and its subsidiaries to the extent of the value of the collateral securing such indebtedness. Corebridge Parent may incur secured indebtedness in the future, subject to the covenant described under “Description of the Notes—Limitation on Liens Covenant.” That covenant, however, only limits Corebridge Parent’s ability to incur indebtedness that is secured by a lien on the capital stock of Designated Subsidiaries, and will not prevent Corebridge Parent from granting liens over its other assets.
There is currently no market for the Notes, and we cannot assure you that an active trading market for the Notes will develop. The Notes may trade at prices below the price you paid for them.
Currently, there is no market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or automated dealer quotation system. Accordingly, there can be no assurances that a trading market for the Notes will ever develop or will be maintained. Further, there can be no assurances as to the liquidity of any trading market that may develop for the Notes, your ability to sell your Notes or the price at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops may be affected by many factors independent of and in addition to the foregoing, including:
•time remaining to the maturity of the Notes;
•outstanding amount of the Notes;
•the terms related to optional redemption of the Notes; and
•level, direction and volatility of market interest rates generally.
If an active trading market for the Notes does develop, changes in the credit ratings of Corebridge Parent or its subsidiaries or the debt markets as well as other factors could adversely affect the market price of the Notes.
The potential market price for the Notes depends on many factors, including:
•Corebridge Parent’s financial condition, financial performance and future prospects;
•the credit ratings of Corebridge Parent or its subsidiaries with major credit rating agencies;
•the prevailing interest rates being paid by, or the market prices for debt securities issued by, other companies similar to Corebridge Parent;
•domestic and international economic factors unrelated to our performance, including industry or general market conditions;
•changes in customers’ preferences;

•new regulatory pronouncements and changes in regulatory guidelines or lawsuits, enforcement actions and other claims by third parties or governmental authorities;
•lack of, or changes in, securities analysts’ estimates of us or our industry’s financial performance, or unfavorable or misleading research coverage and reports by industry analysts;
•action by institutional stockholders or other large stockholders (including AIG), including future sales of our common stock or our other securities;
•actual or anticipated fluctuations in our operating results, failure to meet any guidance given by us or any change in any guidance given by Corebridge Parent, or changes by us in our guidance practices;
•investor perception of us and our industry, including as a result of adverse publicity related to us or another industry participant or speculation in the press or investment community;
•changes in market valuations or earnings of similar companies;
•announcements by us or our competitors of significant contracts, acquisitions, dispositions or strategic partnerships or significant impairment charges;
•war, terrorist acts and epidemic disease;
•additions or departures of key personnel; and
•misconduct or other improper actions of our employees.
The overall conditions of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including Corebridge Parent and its subsidiaries. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for Corebridge Parent or its subsidiaries based on their overall view of its industry. A negative change in the rating of Corebridge Parent or its subsidiaries could have an adverse effect on the price of the Notes.
Our credit ratings may not reflect all risks of an investment in the Notes and there are no protections in the Indenture for holders of the Notes in the event of a ratings downgrade.
Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. Consequently, real or anticipated changes in Corebridge Parent’s credit ratings will generally affect the market value of the Notes. The credit ratings of Corebridge Parent or its subsidiaries, however, may not reflect the potential impact of risks related to the structure of the Notes or general market conditions or other factors discussed in this prospectus on the value of the Notes. Any rating assigned to Corebridge Parent or the Notes may be withdrawn entirely by a credit rating agency, may be suspended or may be lowered, if, in that credit rating agency’s judgment, circumstances relating to the basis of the rating so warrant. Moreover, the rating agencies that currently, or may in the future, publish a rating for Corebridge Parent or the Notes may change the methodologies that they use for analyzing securities with features similar to the Notes.
Neither Corebridge Parent nor any initial purchaser undertakes any obligation to maintain the ratings or to advise holders of Notes of any change in ratings, and there is no requirement in the Indenture to maintain any particular rating. Each agency’s rating should be evaluated independently of any other agency’s rating.
Corebridge Parent may redeem the Notes prior to their maturity date and you may not be able to reinvest the proceeds in a comparable security.
Corebridge Parent may redeem some or all of the Notes at any time or from time to time at the redemption prices described in “Description of the Notes—Optional Redemption.” In the event Corebridge Parent chooses to redeem your Notes, you may not be able to reinvest the redemption proceeds in an investment that results in a return comparable to the Notes.
You may have difficulty selling the Old Notes that you do not exchange.
If you do not exchange your Old Notes for the New Notes offered in the Exchange Offer, your Old Notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the Indenture and arose because the Old Notes were originally issued under exemptions from the registration requirements of the Securities Act.
The Old Notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the Old Notes under the Securities Act, and we do not intend to do so. If you do not exchange your Old Notes, your ability to sell those Notes will be significantly limited.
If a large number of outstanding Old Notes are exchanged for New Notes issued in the Exchange Offer, it may be more difficult for you to sell your unexchanged Old Notes due to the limited amounts of Old Notes that would remain outstanding following the Exchange Offer.
Late deliveries of Old Notes and other required documents could prevent a holder from exchanging its Old Notes.
Holders are responsible for complying with all Exchange Offer procedures. The issuance of New Notes in exchange for Old Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the Exchange Offer procedures. Neither we nor the exchange agent are obligated to extend the offer or notify you of any failure to follow the proper procedures or waive any defect if you fail to follow the proper procedures.
If you are a broker-dealer, your ability to transfer the New Notes may be restricted.
A broker-dealer that purchased Old Notes for its own account as part of market-making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

USE OF PROCEEDS
The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement we entered into in connection with the private offering of the Old Notes. We will not receive any cash proceeds from the issuance of the New Notes under the Exchange Offer. In consideration for issuing the New Notes as contemplated by this prospectus, we will receive Old Notes in like principal amounts, the terms of which are identical in all material respects to the New Notes, subject to the limited exceptions described herein. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any increase in our indebtedness.

THE EXCHANGE OFFER
Pursuant to the Registration Rights Agreement, we agreed to prepare and file with the SEC a registration statement on an appropriate form under the Securities Act with respect to a proposed offer to the holders of the Old Notes to issue and deliver to such holders of Old Notes, in exchange for their Old Notes, a like aggregate principal amount of New Notes that are identical in all material respects to the Old Notes, except for provisions relating to registration rights, transfer restrictions relating to the Old Notes and the initial interest payment date, and except for certain related differences described below. For additional information regarding the registration rights governed by the Registration Rights Agreement, see “Exchange Offer; Registration Rights.”
General
In connection with the issuance of the Old Notes, pursuant to the purchase agreement, dated September 12, 2023, between us and the representatives of the Initial Purchasers, the holders of the Old Notes from time to time became entitled to the benefits of the Registration Rights Agreement.
Under the Registration Rights Agreement, we agreed to use our reasonable best efforts to (1) prepare and file with the SEC the registration statement, of which this prospectus is a part, with respect to a registered offer to exchange the Old Notes for the New Notes; (2) cause the registration statement to become effective under the Securities Act; (3) keep the registration statement effective until the closing of the exchange offer; (4) cause the exchange offer to be consummated not later than 60 days after the registration statement becomes effective; and (5) cause the exchange offer to be consummated not later than September 30, 2024.
Terms of the Exchange Offer; Period for Tendering Old Notes
This prospectus and the accompanying letter of transmittal (the “letter of transmittal”) contain the terms and conditions of the Exchange Offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together constitute the Exchange Offer, we will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date, unless you have previously withdrawn them.
When you tender Old Notes as provided below, our acceptance of the Old Notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal. In tendering Old Notes, you should also note the following important information:
•You may only tender Old Notes in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.
•We will keep the Exchange Offer open for not less than 20 business days, or shorter or longer if required by applicable law, after the date on which notice of the Exchange Offer is mailed to holders of the Old Notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus, to all of the registered holders of Old Notes at their addresses listed in the security registrar’s security register with respect to the Old Notes.
•The Exchange Offer expires at 5:00 p.m., New York City time, on August 12, 2024; provided, however, that we, in our sole discretion, may extend the period of time for which the Exchange Offer is open.
•As of the date of this prospectus, $500 million aggregate principal amount of Old Notes were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered.
•Our obligation to accept Old Notes for exchange in the Exchange Offer is subject to the conditions described under “—Conditions to the Exchange Offer.”
•We expressly reserve the right, at any time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral (promptly followed in writing) or written notice of an extension to the Exchange Agent and notice of that extension to the holders of Notes as described below. During any extension, all Old Notes previously tendered will remain subject to the

Exchange Offer unless withdrawal rights are exercised as described under “—Withdrawal Rights.” Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering holder of Notes promptly after the expiration or termination of the Exchange Offer.
•We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes that we have not yet accepted for exchange, at any time prior to the Expiration Date. If we make a material change to the terms of the Exchange Offer, including the waiver of a material condition, we will, to the extent required by law, disseminate additional offer materials and extend the period of time during which the Exchange Offer is open so that at least five business days remain in the Exchange Offer following notice of a material change.
•We will give oral (promptly followed in writing) or written notice of any extension, amendment, termination or non-acceptance described above to holders of the Old Notes as promptly as practicable. If we extend the Expiration Date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to an appropriate news agency. Such announcement may state that we are extending the Exchange Offer for a specified period of time.
•Holders of Old Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.
•Old Notes which are not tendered for exchange, or are tendered but not accepted, in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture governing the Notes, but will not be entitled to any further registration rights under the Registration Rights Agreement governing the Notes.
•We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC thereunder.
•By executing, or otherwise becoming bound by, the letter of transmittal, you will be making to us the representations described under “—Resale of the New Notes.”
Important Rules Concerning the Exchange Offer
You should note the following important rules concerning the Exchange Offer:
•All questions as to the validity, form, eligibility, time of receipt and acceptance of Old Notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.
•We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes if such acceptance might, in our judgment or the judgment of our counsel, be unlawful.
•We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date, including the right to waive the ineligibility of any holder who seeks to tender Old Notes in the Exchange Offer. Unless we agree to waive any defect or irregularity in connection with the tender of Old Notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.
•Our interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date shall be final and binding on all parties. Neither we, the Exchange Agent nor any other person shall be under any duty to notify you of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failing to so notify you.

Procedures for Tendering Old Notes
What to Submit and How
If you, as a holder of any Old Notes, wish to tender your Old Notes for exchange in the Exchange Offer, you must, except as described under “—Guaranteed Delivery Procedures,” transmit the following on or prior to the Expiration Date to the Exchange Agent:
(1)if Old Notes are tendered in accordance with the book-entry procedures described under “—Book-Entry Transfer,” an Agent’s Message, as defined below, transmitted through DTC’s ATOP, or
(2)a properly completed and duly executed letter of transmittal to the Exchange Agent at the address set forth below under “—Exchange Agent,” including all other documents required by the letter of transmittal.
In addition,
(1)a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent’s account at DTC using the procedure for book-entry transfer described under “—Book-Entry Transfer” (a “Book-Entry Confirmation”), along with an Agent’s Message, must be actually received by the Exchange Agent prior to the Expiration Date, or
(2)certificates for Old Notes must be actually received by the Exchange Agent along with the letter of transmittal on or prior to the Expiration Date, or
(3)you must comply with the guaranteed delivery procedures described below.
The term “Agent’s Message” means a message, transmitted through ATOP by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by the letter of transmittal or, in the case of an Agent’s Message relating to guaranteed delivery, that such holder has received and further agrees to be bound by the notice of guaranteed delivery, and that we may enforce the letter of transmittal, and the notice of guaranteed delivery, as the case may be, against such holder.
The method of delivery of Old Notes, letters of transmittal, notices of guaranteed delivery and all other required documentation, including delivery of Old Notes through DTC and transmission of Agent’s Messages through DTC’s ATOP, is at your election and risk. Delivery will be deemed made only when all required documentation is actually received by the Exchange Agent. Delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery to the Exchange Agent. Holders tendering Old Notes or transmitting Agent’s Messages through DTC’s ATOP must allow sufficient time for completion of ATOP procedures during DTC’s normal business hours. No Old Notes, Agent’s Messages, letters of transmittal, notices of guaranteed delivery or any other required documentation should be sent to us.
How to Sign Your Letter of Transmittal and Other Documents
Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes being surrendered for exchange are tendered:
(1)by a registered holder of the Old Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal, or
(2)for the account of an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, or a commercial bank or trust company having an office or correspondent in the United States that is a member in good standing of a medallion program recognized by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange Medallion Signature Program (each, an “Eligible Institution”).

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by an Eligible Institution.
If the letter of transmittal is signed by a person or persons other than the registered holder or holders of Old Notes, the Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Old Notes and with the signatures guaranteed.
If the letter of transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by us, proper evidence satisfactory to us of such person’s authority to so act must be submitted.
Acceptance of Old Notes for Exchange; Delivery of New Notes
Once all of the conditions to the Exchange Offer are satisfied or waived, we will accept all Old Notes properly tendered and not properly withdrawn, and will issue the New Notes, promptly after the Expiration Date. See “—Conditions to the Exchange Offer” below. For purposes of the Exchange Offer, our giving of oral (promptly followed in writing) or written notice of acceptance to the Exchange Agent will be considered our acceptance of the tendered Old Notes.
In all cases, we will issue New Notes in exchange for Old Notes that are accepted for exchange only after timely receipt by the Exchange Agent of:
•a Book-Entry Confirmation or Old Notes in proper form for transfer,
•a properly transmitted Agent’s Message or a properly completed and duly executed letter of transmittal, and
•all other required documentation.
If we do not accept any tendered Old Notes for any reason included in the terms and conditions of the Exchange Offer, if you submit certificates representing Old Notes in a greater principal amount than you wish to exchange or if you properly withdraw tendered Old Notes in accordance with the procedures described under “—Withdrawal Rights,” we will return any unaccepted, non-exchanged or properly withdrawn Old Notes, as the case may be, without expense to the tendering holder. In the case of Old Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC using the book-entry transfer procedures described below, unaccepted, non-exchanged or properly withdrawn Old Notes will be credited to an account maintained with DTC. We will return the Old Notes or have them credited to the DTC account, as applicable, promptly after the expiration or termination of the Exchange Offer.
Book-Entry Transfer
The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC’s systems, including Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, S.A. (“Clearstream”) may make book-entry delivery of Old Notes by causing DTC to transfer Old Notes into the Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of book-entry transfer of Old Notes into the Exchange Agent’s account, and timely receipt by the Exchange Agent of an Agent’s Message and all other documents required by the letter of transmittal. Only participants in DTC may deliver Old Notes by book-entry transfer.
Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, the letter of transmittal properly completed and duly executed, with any required signature guarantees, or an Agent’s Message, with all other required documentation, must in any case be transmitted to and received by the Exchange Agent at its address listed under “—Exchange Agent” on or prior to the Expiration Date, or you must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery Procedures.”

If your Old Notes are held through DTC, you must complete the accompanying form called “Instructions to Registered Holder and/or Book-Entry Participant,” which will instruct the DTC participant through whom you hold your Old Notes of your intention to tender your Old Notes or not tender your Old Notes. Please note that delivery of documents or instructions to DTC does not constitute delivery to the Exchange Agent, and we will not be able to accept your tender of Old Notes until the Exchange Agent actually receives from DTC the information and documentation described under “—Acceptance of Old Notes for Exchange; Delivery of New Notes.”
Guaranteed Delivery Procedures
If you are a registered holder of Old Notes and you want to tender your Old Notes but the procedure for book-entry transfer cannot be completed prior to the Expiration Date, your Old Notes are not immediately available or time will not permit your Old Notes to reach the Exchange Agent before the Expiration Date, a tender may be effected if:
•the tender is made through an Eligible Institution, as defined above,
•prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution, by mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us, or an Agent’s Message with respect to guaranteed delivery in lieu thereof, in either case stating:
•the name and address of the holder of Old Notes,
•the amount of Old Notes tendered,
•that the tender is being made by delivering such notice and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, will be deposited by that Eligible Institution with the Exchange Agent, and
•a Book-Entry Confirmation or the certificates for all physically tendered Old Notes, in proper form for transfer, together with either an appropriate Agent’s Message or a properly completed and duly executed letter of transmittal in lieu thereof, and all other required documentation, are received by the Exchange Agent within three New York Stock Exchange trading days after the Expiration Date.
Withdrawal Rights
You can withdraw your tender of Old Notes at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.
For a withdrawal to be effective, a written notice of withdrawal must be actually received by the Exchange Agent prior to such time, properly transmitted either through DTC’s ATOP or to the Exchange Agent at the address listed below under “—Exchange Agent.” Any notice of withdrawal must:
•specify the name of the person having tendered the Old Notes to be withdrawn;
•identify the Old Notes to be withdrawn;
•specify the principal amount of the Old Notes to be withdrawn;
•contain a statement that the tendering holder is withdrawing its election to have such Old Notes exchanged for New Notes;
•except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the security registrar with respect to the Old Notes register the transfer of the Old Notes in the name of the person withdrawing the tender;
•if certificates for Old Notes have been delivered to the Exchange Agent, specify the name in which the Old Notes are registered, if different from that of the withdrawing holder;
•if certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of those certificates, specify the serial numbers of the particular certificates to be withdrawn, and, except in the case of a notice of withdrawal transmitted through DTC’s ATOP system, include a notice of withdrawal signed in the same manner as the letter of transmittal by which the Old Notes were tendered, including any required signature guarantees; and
•if Old Notes have been tendered using the procedure for book-entry transfer described above, specify the name and number of the account at DTC from which the Old Notes were tendered and the name and number of the account at DTC to be credited with the withdrawn Old Notes, and otherwise comply with the procedures of DTC.
Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the Exchange Offer. New Notes will not be issued in exchange for such withdrawn Old Notes unless the Old Notes so withdrawn are validly re-tendered.
If you have properly withdrawn Old Notes and wish to re-tender them, you may do so by following one of the procedures described under “—Procedures for Tendering Old Notes” above at any time on or prior to the Expiration Date.
Conditions to the Exchange Offer
Notwithstanding any other provisions of the Exchange Offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if we determine in our reasonable judgment at any time before the Expiration Date that the Exchange Offer would violate applicable law or any applicable interpretation of the staff of the SEC.
The foregoing conditions are for our sole benefit and may be waived by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. The rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.
In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.
We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the foregoing events.
Exchange Agent
The Bank of New York Mellon has been appointed as the Exchange Agent for the Exchange Offer. All executed letters of transmittal, notices of guaranteed delivery, notices of withdrawal and any other required documentation should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:
Deliver To:
The Bank of New York Mellon, Exchange Agent
By Registered or Certified Mail, Overnight Delivery:
The Bank of New York Mellon
Corporate Trust Operations - Reorganization Unit
500 Ross Street, Suite 625
Pittsburgh, PA 15262
Attn: Meera Thillai
For Information Call:
(615) 381-1655
Confirm by E-mail:
CT_REORG_UNIT_INQUIRIES@bnymellon.com
Delivery to an address other than the address of the Exchange Agent as listed above does not constitute a valid delivery.
Fees and Expenses
The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the Exchange Offer.
The estimated cash expenses to be incurred in connection with the Exchange Offer, including legal, accounting, SEC filing, printing and Exchange Agent expenses, will be paid by us and are estimated in the aggregate to be approximately $450,000.
Transfer Taxes
Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax.
Resale of the New Notes
Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable by holders thereof (other than affiliates of us) after the Exchange Offer without further registration under the Securities Act (subject to certain representations required to be made by each holder of Old Notes participating in the Exchange Offer, as set forth below). The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, the Morgan Stanley & Co. Incorporated letter, which was made available by the SEC on June 5, 1991, the K-111 Communications Corporation letter, which was made available by the SEC on May 14, 1993, and the Shearman & Sterling letter, which was made available by the SEC on July 2, 1993. Neither Corebridge Parent, nor any of its affiliates, have entered into any arrangement or understanding with any person to distribute the securities to be received in the Exchange Offer and, to the best of our information and belief, each person participating in the

Exchange Offer is (i) neither an “affiliate” of Corebridge Parent within the meaning of Rule 405 under the Securities Act, nor a broker-dealer acquiring the securities in exchange for securities acquired directly from Corebridge Parent for its own account, (ii) acquiring the securities in its ordinary course of business, and (iii) is not engaged in, and does not intend to engage in, the distribution of the securities to be received in the Exchange Offer and has no arrangement or understanding with any person to participate in the distribution of the securities to be received in the Exchange Offer.
However, any purchaser of Old Notes who is an “affiliate” of ours or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes:
•will not be able to rely on such SEC interpretation;
•will not be able to tender its Old Notes in the Exchange Offer; and
•must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of Old Notes unless such sale or transfer is made pursuant to an exemption from those requirements.
We acknowledge that such secondary resale transactions should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K promulgated under the Securities Act.
By executing, or otherwise becoming bound by, the letter of transmittal, each holder of the Old Notes will represent that:
•any New Notes to be received by such holder will be acquired in the ordinary course of its business;
•it has no arrangements or understandings with any person to participate in the distribution of the Notes within the meaning of the Securities Act; and
•it is not an “affiliate” of us or, if it is such an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.
We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the Exchange Offer, and there can be no assurance that the SEC staff would make a similar determination with respect to the New Notes as it has made in previous no-action letters.
In addition, in connection with any resales of those Old Notes, each exchanging dealer, as defined below, receiving New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such exchanging dealer as a result of market-making activities or other trading activities, must acknowledge that it may be a statutory underwriter and that it must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. See “Plan of Distribution.”
The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that exchanging dealers may fulfill their prospectus delivery requirements with respect to the New Notes, other than a resale of an unsold allotment from the original sale of the Old Notes, by delivery of the prospectus contained in the Exchange Offer registration statement.

PLAN OF DISTRIBUTION
Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Old Notes, where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.
We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes, which may be this prospectus. Any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. In addition, the letter of transmittal states that if the exchange offeree is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, where such Old Notes were not acquired as a result of market-making activities or other trading activities, such broker-dealer will not be able to participate in the Exchange Offer.
For a period of 90 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the Exchange Offer (other than the expenses of counsel for the holders of the Old Notes), other than underwriting discounts and commissions, brokerage commissions and applicable transfer taxes, and will indemnify certain holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.
Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder of such New Notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
•such New Notes are acquired in the ordinary course of business;
•at the time of the commencement of the Exchange Offer such holder has no arrangement or understanding with any person to participate in a distribution of such New Notes; and
•such holder is not engaged in and does not intend to engage in a distribution of such New Notes.
We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

DESCRIPTION OF THE NOTES
The following summary describes the material terms and provisions of the Notes and the Indenture. This description is qualified in its entirety by reference to the terms and conditions of the Indenture. A copy of the Indenture is filed as an exhibit to the registration statement and may also be obtained upon request to Corebridge Financial, Inc. at its address set forth under “Where You Can Find More Information.”
General
The Old Notes were issued, and the New Notes are to be issued, under an indenture, dated as of April 5, 2022, between Corebridge Parent, as issuer (the “Issuer”), and The Bank of New York Mellon, as trustee (the “Trustee”), as amended, supplemented or otherwise modified from time to time (the “Base Indenture”), as supplemented by the Seventh Supplemental Indenture, dated as of September 15, 2023, between the Issuer and the Trustee (the “Seventh Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).
The Old Notes were issued in an initial aggregate principal amount of $500,000,000 and will mature on September 15, 2033.
We may, without the consent of the holders of the Notes, increase the principal amount of the Notes by issuing additional notes on the same terms and conditions (except that the initial offering price, issue date and initial interest payment date may vary). Any additional notes shall be issued under a separate CUSIP or ISIN number, unless the additional notes are issued pursuant to a “qualified reopening” of the original series, are otherwise treated as part of the same “issue” of debt instruments as the original series or are issued with no more than a de minimis amount of original issue discount, in each case for U.S. federal income tax purposes. The Notes and any additional notes would rank equally and ratably and would be treated as a single class for all purposes of the Indenture.
The Notes are denominated in U.S. dollars, and we will pay any payments under the Notes in U.S. dollars. The Notes do not provide for any sinking fund or permit holders to require us to repurchase the Notes.
The Notes were issued in fully registered form without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof and are represented by a permanent, registered security in global form (the “Global Note”) registered in the name of DTC or its nominee. So long as DTC or its nominee is the registered holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture and the Notes.
For so long as the Notes are in book-entry form, payments of principal and interest will be made in immediately available funds by wire transfer to DTC or its nominee. We may issue definitive Notes in the limited circumstances set forth in “—Optional Redemption” below.
“Business Day” for the purposes of the Notes means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.
Interest
The Notes bear interest at the rate of 6.050% per annum. Interest on the New Notes will be payable semi-annually in arrears on each March 15 and September 15, commencing on September 15, 2024, to holders of record on the immediately preceding March 1 and September 1.
Interest on the Notes is computed on the basis of a 360-day year comprised of twelve 30-day months. On the maturity date of the Notes, holders will be entitled to receive 100% of the principal amount of the Notes plus accrued and unpaid interest, if any. If any interest payment date or the maturity date of the Notes falls on a day that is not a Business Day, we will make the required payment on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.

Ranking
The Notes are senior unsecured obligations of Corebridge Parent and rank equally with all of Corebridge Parent’s other existing and future senior unsecured indebtedness, including the Existing Notes. See “Risk Factors—The Notes are effectively subordinated to any future secured debt of Corebridge Parent and its subsidiaries.” The Notes rank senior to the Hybrid Notes. In addition, the Notes are structurally subordinated to all future and existing obligations of Corebridge Parent’s subsidiaries (including liabilities to policyholders and contract holders), which are significant. See “Risk Factors—The Notes are structurally subordinated to the debt and other liabilities of Corebridge Parent’s subsidiaries (including liabilities to policyholders and contract holders), which means that creditors of Corebridge Parent’s subsidiaries will be paid from these subsidiaries’ assets before holders of the Notes would have any claims to those assets.”
Corebridge Parent is a holding company with no direct operations. Corebridge Parent conducts all of its business operations through its subsidiaries, meaning it derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, Corebridge Parent’s ability to meet its obligations on the Notes and its other debt obligations depends on its ability to receive distributions from its subsidiaries. The Notes are not guaranteed by any subsidiary of Corebridge Parent.
Optional Redemption
Prior to June 15, 2033 (three months prior to the maturity date of such Notes) (the “Par Call Date”), Corebridge Parent may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
•(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, less (b) interest accrued under the Notes to be redeemed to the date of redemption; and
•100% of the principal amount of the Notes to be redeemed,
plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.
On or after the Par Call Date, Corebridge Parent may redeem the Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by Corebridge Parent in accordance with the following two paragraphs.
The Treasury Rate shall be determined by Corebridge Parent after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading).
In determining the Treasury Rate, Corebridge Parent shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than the Remaining Life and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, Corebridge Parent shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no U.S. Treasury security maturing on the Par Call Date but there are two or more U.S. Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Corebridge Parent shall select the U.S. Treasury security with a maturity date preceding the Par Call Date. If there are two or more U.S. Treasury securities maturing on the Par Call Date or two or more U.S. Treasury securities meeting the criteria of the preceding sentence, Corebridge Parent shall select from among these two or more U.S. Treasury securities the U.S. Treasury security that is trading closest to par based upon the average of the bid and asked prices for such U.S. Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable U.S. Treasury security shall be based upon the average of the bid and asked prices (expressed in each case as a percentage of its principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Corebridge Parent’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least five business days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.
In the case of a partial redemption, selection of definitive Notes for redemption will be made by lot by the Trustee. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of Notes to be redeemed. With respect to definitive Notes, a new definitive Note in a principal amount equal to the unredeemed portion of such Note will be issued in the name of the holder of such Note upon surrender for cancellation of the original definitive Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless Corebridge Parent defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption. If a redemption date falls on a day that is not a Business Day, Corebridge Parent will make the required payment on the next succeeding Business Day, and no additional interest will accrue in respect of the payment made on that next succeeding Business Day.
The Trustee will not be responsible for calculating, or for verifying Corebridge Parent’s calculation of, the redemption price.
Limitation on Liens Covenant
So long as any Notes are outstanding, Corebridge Parent will not, and will not permit any of its subsidiaries to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for money borrowed (other than non-recourse indebtedness) which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future voting stock of a Designated Subsidiary (as defined below) unless the Notes and, if Corebridge Parent so elects, any of its other indebtedness ranking at least pari passu with the Notes, are secured equally and ratably with (or prior to) such other secured indebtedness so long as such indebtedness is so secured.
“Designated Subsidiary” means:
•AGL and VALIC;

•any successor to substantially all of the business of AGL and VALIC that is also a direct or indirect subsidiary of Corebridge Parent; or
•any entity (other than Corebridge Parent) having direct or indirect control of AGL and VALIC or any such successor.
Other than the covenant described above and the provisions described in “—Mergers and Similar Transactions” and “—Limitations on Dispositions of Stock of Certain Subsidiaries” below, the Indenture or the Notes do not contain other provisions that afford holders of the Notes protection in the event we:
•engage in a change of control transaction;
•subject to the covenant discussed above, issue secured debt or secure existing unsecured debt;
•issue debt securities or otherwise incur additional unsecured indebtedness or other obligations;
•purchase or redeem or make any payments in respect of capital stock or other securities ranking junior in right of payment to the Notes;
•sell assets;
•pay dividends;
•enter into transactions with related parties; or
•conduct other similar transactions that may adversely affect the holders of the Notes.
See “Risk Factors—The terms of the Indenture and the Notes provide only limited protection against significant events that could adversely impact your investment in the Notes” for a further discussion of the limited protections provided to holders of the Notes.
Limitations on Dispositions of Stock of Certain Subsidiaries
So long as any Notes are outstanding and subject to the provisions of the Indenture regarding mergers, consolidations or transfers of assets, Corebridge Parent will not, and will not permit any of its subsidiaries to, sell or otherwise dispose of any shares of capital stock (other than preferred stock having no voting rights of any kind) of any Designated Subsidiary, except for, in each case:
•a sale or other disposition of any shares of such capital stock to Corebridge Parent or to one of its direct or indirect wholly-owned subsidiaries;
•a sale or other disposition of any shares of such capital stock for at least fair market value (as determined by the board of directors of the company effecting such sale or disposition, acting in good faith); or
•a sale or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction.
Mergers and Similar Transactions
We are generally permitted to consolidate or merge with another company or firm. We are also permitted to sell, convey, lease or otherwise transfer all or substantially all our assets to another company or firm. However, we may not take any of these actions unless we are selling, conveying, leasing or otherwise transferring all or substantially all of our assets to one of Corebridge Parent’s direct or indirect wholly-owned subsidiaries or both the following conditions are met:
•When we merge or consolidate out of existence or sell, convey, lease or otherwise transfer all or substantially all our assets, the other company or firm is not organized under a foreign country’s laws — that is, the other company must be a corporation, partnership or trust organized under the laws of a state of the United States or the District of Columbia or under federal law — and it agrees to be legally responsible for the Notes; and
•The merger, sale of assets or other transaction does not cause a default on the Notes, and we are not already in default (unless the merger or other transaction would cure the default). For purposes of this no-default test, a default would include an event of default that has occurred and not been cured. A default for this purpose would also include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.
This prohibition will not apply to (i) the direct or indirect conveyance or transfer of all or any portion of the capital stock, assets or liabilities of any of Corebridge Parent’s direct or indirect wholly-owned subsidiaries to Corebridge Parent or any of its direct or indirect wholly-owned subsidiaries or (ii) the consolidation or merger of any of Corebridge Parent’s direct or indirect wholly-owned subsidiaries with and into Corebridge Parent.
If the conditions described above are satisfied with respect to the Notes, we will not need to obtain the approval of the holders of those Notes in order to merge or consolidate or to sell our assets. Also, these conditions will apply only if we wish to merge or consolidate with another entity or sell, convey, lease or otherwise transfer all or substantially all our assets to another entity. We will not need to satisfy these conditions if we enter into other types of transactions, including any transaction in which we acquire the stock or assets of another entity, any transaction that involves a change of control but in which we do not merge or consolidate and any transaction in which we do not sell, convey, lease or otherwise transfer all or substantially all our assets. It is possible that this type of transaction may result in a reduction in our credit rating, or may impair our operating results or our financial condition. Holders of our Notes, however, will have no approval right with respect to any transaction of this type.
Modification and Waiver of the Notes
There are three types of changes we can make to the Indenture and the Notes.
Changes Requiring Approval of All Holders. First, there are changes that cannot be made to the Indenture or the Notes without specific approval of each holder of a Note affected thereby. Affected Notes may be all or less than all of the Notes issued under the Indenture. Following is a list of those types of changes:
•change the stated maturity of the principal or interest on any Note;
•reduce any amounts due on any Note;
•reduce the amount of principal payable upon acceleration of the maturity of any Note (including the amount payable on an original issue discount Note) following a default;
•change the place or currency of payment on any Note;
•impair a holder’s right to sue for payment;
•reduce the percentage of holders of the Notes whose consent is needed to modify or amend the Indenture;
•reduce the percentage of holders of the Notes whose consent is needed to waive compliance with certain provisions of the Indenture or to waive certain defaults;
•reduce the requirements contained in the Indenture for quorum or voting; or
•modify any other aspect of the provisions dealing with modification and waiver of the Indenture.
Changes Requiring a Majority Vote. The second type of change to the Indenture and the Notes is the kind that requires a vote in favor by holders of the Notes owning not less than a majority of the principal amount of the Notes. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect in any material respect holders of the Notes. We may also obtain a waiver of a past default from the holders of the Notes owning a majority of the principal amount of the Notes. However, we cannot obtain a waiver of a payment default or any other aspect of the Indenture or the Notes listed in the first category described above under

“—Changes Requiring Approval of All Holders” unless we obtain the individual consent of each holder to the waiver.
Changes Not Requiring Approval. The third type of change to the Indenture and the Notes does not require any vote by holders of the Notes. This type is limited to clarifications and certain other changes that would not adversely affect in any material respect holders of the Notes.
We may also make changes or obtain waivers that do not adversely affect in any material respect a particular Note, even if they affect other Notes. In those cases, we do not need to obtain the approval of the holder of that Note; we need only obtain any required approvals from the holders of the affected Notes.
Further Details Concerning Voting. Notes owned by us or any other obligor upon the Notes or any of our affiliates or such other obligor’s affiliates will be disregarded. Notes will not be considered outstanding, and therefore not eligible to vote, if we have given a notice of redemption and deposited or set aside in trust for the holders’ money for the payment or redemption of such Notes. Notes will also not be eligible to vote if they have been fully defeased as described below under “—Defeasance—Full Defeasance.”
We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding Notes that are entitled to vote or take other action under the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by holders of the Notes. If we or the Trustee set a record date for a vote or other action to be taken by holders of the Notes that vote or action may be taken only by persons who are holders of outstanding Notes on the record date. We or the Trustee, as applicable, may shorten or lengthen the period during which holders may take action.
BOOK-ENTRY AND OTHER INDIRECT HOLDERS SHOULD CONSULT THEIR BANKS, BROKERS OR OTHER FINANCIAL INSTITUTIONS FOR INFORMATION ON HOW TO GIVE NOTICE OR DIRECTION TO OR MAKE A REQUEST OF THE TRUSTEE AND TO MAKE OR CANCEL A DECLARATION OF ACCELERATION.
Defeasance
The following discussion of full defeasance and covenant defeasance applies to the Notes.
Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the Notes, called full defeasance, if we put in place the following other arrangements for holders to be repaid:
•We must deposit in trust for the benefit of all holders of the Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government-sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.
•There must be a change in current U.S. federal tax law or an IRS ruling that lets us make the above deposit without causing the holders to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves. Under current federal tax law, the deposit and our legal release from the obligations pursuant to the Notes would be treated as though we took back Notes from the holders of those Notes and gave such holders their share of the cash and notes or bonds deposited in trust. In that event, a holder of Notes could recognize gain or loss on the Notes they give back to us.
•We must deliver to the Trustee a legal opinion of our counsel confirming the tax law change described above.
•We must deliver to the Trustee an officer’s certificate and a legal opinion of our counsel confirming that all conditions precedent under the Indenture to full defeasance have been satisfied.

If we ever did accomplish full defeasance, as described above, a holder of Notes would have to rely solely on the trust deposit for repayment on the Notes. A holder of Notes could not look to us for repayment in the unlikely event of any shortfall.
Covenant Defeasance. Under current U.S. federal tax law, we can make the same type of deposit as described above and we will be released from the restrictive covenants under the Notes described above. This is called covenant defeasance. In that event, a holder of Notes would lose the protection of these covenants but would gain the protection of having money and U.S. government or U.S. government agency notes or bonds set aside in trust to repay the Notes. In order to achieve covenant defeasance, we must do the following:
•Deposit in trust for the benefit of all holders of the Notes a combination of money and notes or bonds of the U.S. government or a U.S. government agency or U.S. government sponsored entity (the obligations of which are backed by the full faith and credit of the U.S. government) that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments on the Notes on their various due dates.
•Deliver to the Trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit without causing the holders to be taxed on the Notes any differently than if we did not make the deposit and just repaid the Notes ourselves.
•Deliver to the Trustee an officer’s certificate and a legal opinion of our counsel confirming that all conditions precedent under the Indenture to covenant defeasance have been satisfied.
If we accomplish covenant defeasance, certain provisions of the Indenture and the Notes would no longer apply:
•Any events of default relating to breach of those covenants.
•Covenants applicable to the Notes.
If we accomplish covenant defeasance, a holder of Notes can still look to us for repayment of the Notes if there were a shortfall in the trust deposit. In fact, if one of the remaining events of default occurred (such as a bankruptcy) and the Notes become immediately due and payable, there may be such a shortfall.
Events of Default
A holder of Notes will have special rights if an event of default occurs and is not cured, as described later in this subsection.
What Is An Event of Default? The term “Event of Default” means any of the following (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or order, rule or regulation of an administrative or governmental body):
•We do not pay the principal of or any premium on the Notes within five days of its due date.
•We do not pay interest on the Notes within 30 days of its due date.
•We remain in breach of any covenant or warranty of the Indenture for 60 days after we receive a notice of default stating we are in breach. The notice must be sent by either the Trustee or holders of 25% of the principal amount of the Notes; or
•We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.
Remedies If an Event of Default Occurs. If an event of default occurs and has not been cured, the Trustee or the holders of at least 25% in principal amount of the Notes may declare the entire principal amount (or, in the case of original issue discount securities, the portion of the principal amount that is specified in the terms of the affected Note) of all the Notes to be due and immediately payable. This is called a declaration of acceleration of maturity. However, a declaration of acceleration of maturity may be cancelled, but only before a judgment or decree based on the acceleration has been obtained, by the holders of at least a majority in principal amount of the Notes, provided that all other defaults have been cured and all payment obligations have been made current.
The Trustee is not required to take any action under the Indenture at the request of any holders unless the holders offer the Trustee protection satisfactory to the Trustee from expenses and liability called an indemnity. If an indemnity satisfactory to the Trustee is provided, the holders of a majority in principal amount of the outstanding Notes may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the Trustee. These majority holders may also direct the Trustee in performing any other action under the Indenture with respect to the Notes.
Before a holder of Notes bypasses the Trustee and brings their own lawsuit or other formal legal action or take other steps to enforce their rights or protect their interests relating to the Notes, the following must occur:
•The holder of the Note must give the Trustee written notice that an event of default has occurred and remains uncured;
•The holders of 25% in principal amount of all outstanding Notes must make a written request that the Trustee take action because of the default, and they must offer indemnity satisfactory to the Trustee against the costs, expenses and liabilities of taking that action; and
•The Trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
However, a holder of Notes is entitled at any time to bring a lawsuit for the payment of money due on their Notes on or after its due date.
We will give to the Trustee every year a written statement of certain of our officers certifying that to their knowledge we are in compliance with the Indenture and the Notes, or else specifying any default.
Concerning the Trustee
The Bank of New York Mellon is one of our lenders and from time to time provides other banking services to us and our subsidiaries.
The Bank of New York Mellon serves as the Trustee under the Indenture and also the paying agent and the transfer agent and registrar for the Notes, the Existing Notes and the Hybrid Notes. Consequently, if an actual or potential event of default occurs with respect to the Notes, the Trustee may be considered to have a conflicting interest for purposes of the Trust Indenture Act. In that case, the Trustee may be required to resign under one or more of the indentures and we would be required to appoint a successor Trustee. For this purpose, a “potential” event of default means an event that would be an event of default if the requirements for giving us default notice or for the default having to exist for a specific period of time were disregarded. We have entered, and from time to time may continue to enter, into banking or other relationships with The Bank of New York Mellon or its affiliates.
We will pay interest, principal and any other money due on the Notes at our office or agency in The City of New York, which initially will be the corporate trust office of the Trustee currently located at 240 Greenwich Street, New York, New York 10286. We may also choose to pay interest by mailing checks. As long as the Notes are in global form and registered in the name of a depositary or its nominee, payment on the Notes will be made in accordance with the procedures of such depositary. No service charge will be made for any registration of transfer or exchange of the Notes, except for any tax or other governmental charge that may be imposed in connection therewith.
Governing Law
The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

EXCHANGE OFFER; REGISTRATION RIGHTS
The following summary describes the material terms and provisions of the Registration Rights Agreement. This description is qualified in its entirety by reference to the terms and conditions of the Registration Rights Agreement. We urge you to read the Registration Rights Agreement in its entirety because it, not the following summary, will define your rights as a holder of Notes under that agreement. A copy of the Registration Rights Agreement may be obtained upon request to Corebridge Financial, Inc. at its address set forth under “Where You Can Find More Information.”
In connection with the issuance of the Old Notes, Corebridge Parent entered into the Registration Rights Agreement, pursuant to which it agreed, for the benefit of the holders of the Notes, to use its reasonable best efforts to (1) file with the SEC a registration statement on an appropriate registration form with respect to a registered offer to exchange the Old Notes for New Notes having substantially identical terms as the Old Notes and evidencing the same indebtedness as the Old Notes (except that the New Notes will not contain terms with respect to transfer restrictions or any additional interest payable upon a registration default, as discussed below) and (2) cause such registration statement to be declared effective under the Securities Act.
When the SEC declares the registration statement effective, Corebridge Parent will offer the New Notes in exchange for surrender of the Old Notes. The registered exchange offer will remain open for at least 20 business days (or shorter or longer if required by applicable law) after the date Corebridge Parent mails notice of the registered exchange offer to the holders of Old Notes. For each Old Note surrendered to Corebridge Parent under the registered exchange offer, the holder will receive a New Note of equal principal amount. Interest on each New Note will accrue (1) from the last interest payment date on which interest was paid on the Old Notes surrendered in exchange therefor or (2) if no interest has been paid on the Old Note, from the issue date of the Old Notes surrendered for exchange.
Each holder of Old Notes that participates in the registered exchange offer will be required to represent:
•that any New Notes to be received by it will be acquired in the ordinary course of its business;
•that, at the time of the commencement or consummation of the registered exchange offer, it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of the New Notes in violation of the Securities Act;
•that it is not an “affiliate” of the Company within the meaning of Rule 405 under the Securities Act; and
•if it is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes, that the Old Notes to be exchanged were acquired as a result of market-making or other trading activities and that it will deliver a prospectus (or, to the extent permitted by law, make a prospectus available) in connection with any resale of the New Notes. In this case, Corebridge Parent agrees to maintain the effectiveness of the exchange offer registration statement until 90 days after the last date for acceptance for exchange of the Old Notes for New Notes or until as required by the Securities Act.
Corebridge Parent will use its reasonable best efforts to complete the registered exchange offer not later than 60 days after the registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the New Notes will generally be freely transferable after the registered exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the New Notes.
Corebridge Parent will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of New Notes. Old Notes not tendered in the registered exchange offer will bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to additional interest described below) after the consummation of the registered exchange offer.
In the event that Corebridge Parent determines that a registered exchange offer may not be completed as soon as practicable after the last date for acceptance of Old Notes for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if for any reason the registered exchange offer is not completed by September 30, 2024, or, in certain circumstances, any initial purchaser so requests in connection with any offer or sale of Old Notes, Corebridge Parent will promptly file and use its reasonable best efforts to have declared effective a shelf registration statement relating to resales of the Old Notes and to keep that shelf registration statement effective until the date that the Old Notes cease to be “registrable securities” (as defined in the Registration Rights Agreement), including when all Old Notes covered by the shelf registration statement have been sold pursuant to the shelf registration statement. Corebridge Parent will, in the event of such a shelf registration, provide to each participating holder of Old Notes copies of a prospectus, notify each participating holder of Old Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Old Notes. A holder of Old Notes that sells Old Notes under the shelf registration statement generally will be required to make certain representations to Corebridge Parent (as described above), to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of Old Notes (including certain indemnification obligations). Holders of Old Notes will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from Corebridge Parent. Under applicable interpretations of the staff of the SEC, the Company’s affiliates will not be permitted to exchange their Old Notes for New Notes in the exchange offer. Corebridge Parent is entitled to suspend its obligation to file any amendment to a shelf registration statement, furnish any supplement or amendment to a prospectus included in a shelf registration statement or any free writing prospectus, make any other filing with the SEC that would be incorporated by reference into a shelf registration statement, cause a shelf registration statement to remain effective or take any similar action if there is a possible acquisition, disposition or business combination or other transaction, business development or event involving Corebridge Parent or its subsidiaries that may require disclosure in the shelf registration statement or prospectus and Corebridge Parent determines that such disclosure is not in the best interest of the Company and its stockholders or obtaining any financial statements relating to any such acquisition or business combination required to be included in the shelf registration statement or prospectus would be impracticable.
If a “registration default” (as defined in the Registration Rights Agreement and described below) occurs with respect to registrable securities, then additional interest shall accrue on the principal amount of the Old Notes that are “registrable securities” at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrued may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs if (1) Corebridge Parent has not exchanged New Notes for all Old Notes validly tendered in accordance with the terms of the registered exchange offer or, if a shelf registration statement is required and is not declared effective, on or prior to September 30, 2024 or (2) if applicable, a shelf registration statement covering resales of the Old Notes has been declared effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of Old Notes (a) on more than two occasions during the required effectiveness period or (b) at any time in any 12-month period during the required effectiveness period, and such failure to remain effective or be usable exists for more than 30 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to the Old Notes, and additional interest ceases to accrue on any registrable securities of the Old Notes, when the registered exchange offer is completed or the shelf registration statement is declared effective or the prospectus again becomes usable, as applicable, or such Old Notes cease to be registrable securities.
Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Old Notes is payable. The New Notes will be accepted for clearance through DTC.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of the material U.S. federal income tax considerations relating to the Exchange Offer (as described under “The Exchange Offer”). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated or proposed thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect, or to different interpretation. This discussion does not address all of the U.S. federal income tax considerations that may be relevant to specific Holders (as defined below) in light of their particular circumstances (including Holders that are directly or indirectly related to us) or to Holders subject to special treatment under U.S. federal income tax law (such as banks, insurance companies, dealers in securities or other Holders that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, Holders that hold the Notes as part of a straddle, hedge, conversion or other integrated transaction or Holders that are U.S. persons and have a “functional currency” other than the U.S. dollar). This discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations. As used in this discussion, the term “Holder” means a beneficial owner of a Note.
The exchange of an Old Note for a New Note pursuant to the Exchange Offer will not be treated as a sale or exchange of such Old Note by a Holder for U.S. federal income tax purposes. Accordingly, a Holder of an Old Note will not recognize any gain or loss upon the exchange of such Old Note for a New Note pursuant to the Exchange Offer. Such Holder’s holding period for such New Note will include such Holder’s holding period for such Old Note, and such Holder’s adjusted tax basis in such New Note will be the same as such Holder’s adjusted tax basis in such Old Note.
There will be no U.S. federal income tax consequences to a Holder of an Old Note that does not participate in the Exchange Offer.
EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE AND LOCAL AND ANY OTHER TAX CONSIDERATIONS RELATING TO THE EXCHANGE OFFER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the exchange of Old Notes for New Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code (“ERISA Plans”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each arrangement or ERISA Plan, a “Plan”).
Prohibited transaction issues
Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, exchange or holding of Notes by an ERISA Plan with respect to which the Company is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, exchanged and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption.
Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) or ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or Section 4975 of the Code.
Because of the foregoing, the Notes should not be purchased, exchanged or held by any person investing “plan assets” of any Plan, unless such purchase, exchange and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.
Representation
Accordingly, by exchange of a Note each holder, or in the case of a transfer of the Note, subsequent transferee will be deemed to have represented and warranted that either (a) no portion of the assets used by such holder or transferee to acquire, exchange or hold the Notes (or any interest in a Note) constitutes assets of any Plan or (b) the acquisition, exchange and holding, as applicable, of the Notes (or any interest in a Note) by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
Additionally, by acquiring, exchanging or holding a Note or any interest in a Note, each Plan (or person investing the assets of a Plan) will be deemed to represent that neither Corebridge Parent nor or any of its affiliates has acted as a fiduciary to the Plan under ERISA or applicable Similar Laws, nor has Corebridge Parent or any of its affiliates been relied upon for any advice, with respect to the Plan’s decision to acquire, hold, sell, exchange, vote or provide any consent with respect to the Notes and neither Corebridge Parent nor or any of its affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold, sell, exchange, vote or provide any consent with respect to the Notes.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing or exchanging the Notes (and holding the Notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.
Plans acquiring, exchanging or holding the Notes have the exclusive responsibility for ensuring that their acquisition, exchange, holding and disposition of the Notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws.

VALIDITY OF THE NOTES
Debevoise & Plimpton LLP, New York, New York will pass upon the validity of the New Notes.
EXPERTS
The financial statements incorporated in this prospectus by reference to Corebridge Financial, Inc.’s 2023 Form 10-K have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
In connection with the Exchange Offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act, of which this prospectus forms a part, relating to the New Notes to be issued in the Exchange Offer. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the New Notes, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. The SEC maintains an internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto. Copies of the registration statement, including the exhibits and schedules thereto, are also available at your request, without charge, from:
Corebridge Financial, Inc.
30 Hudson Street
Jersey City, New Jersey 07302
Attention: Investor Relations
Tel: 1-877-375-2422
We are subject to the informational requirements of the Exchange Act and, accordingly, file annual reports containing financial statements audited by an independent registered public accounting firm, quarterly reports containing unaudited financial statements, current reports, proxy statements and other information with the SEC. You may access these reports, proxy statements and other information without charge at the SEC’s website, which is listed above. You may also access, free of charge, our reports filed with the SEC (for example, our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K and any amendments to those forms or proxy statements) through our website (www.corebridgefinancial.com). Reports filed with or furnished to the SEC will be available as soon as reasonably practicable after they are filed with or furnished to the SEC. None of the information contained on, or that may be accessed through our website or any other website identified herein is part of, or incorporated into, this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. The following documents are incorporated by reference into this prospectus:
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 15, 2024;
•Our Quarterly Report on Form 10-Q for the period ended March 31, 2024, filed with the SEC on May 3, 2024;
•Our Current Reports on Form 8-K filed with the SEC on March 11, 2024, March 13, 2024, April 5, 2024, April 26, 2024, May 16, 2024, June 3, 2024, June 10, 2024 and June 25, 2024, and
•All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished under Items 2.02 and 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K and not specifically incorporated by reference), after the date of this prospectus until the termination of the exchange offer to which this prospectus relates.
You should read the information relating to us in this prospectus together with the information in the documents incorporated or deemed incorporated by reference herein. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The documents incorporated by reference into this prospectus are also available on our website as provided under “Where You Can Find More Information.” Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus unless specifically incorporated herein by reference. You may obtain copies of the documents incorporated by reference in the prospectus from us free of charge by requesting them in writing or by telephone at our address or from the SEC, in each case as provided under “Where You Can Find More Information.”
No person is authorized by us to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

COREBRIDGE FINANCIAL, INC.
Offer to Exchange
$500,000,000 Outstanding 6.050% Senior Notes due 2033
for
$500,000,000 Registered 6.050% Senior Notes due 2033

PROSPECTUS

July 15, 2024